SF 661                                                                    SAMPLE

                            ACCOUNTING BENEFIT RIDER


This rider is part of Your policy. All policy definitions, provisions and exceptions apply to this rider unless changed by this rider. It is issued in consideration of the application and deduction from the Policy Value of the monthly cost of accounting benefits provided by this rider. The Effective Date of this rider is the same as the Policy Date unless another date is shown on the current Data Pages.

RIDER PROVISIONS

The CHARGES AND LIMITS provision of Your current Data Pages are amended as follows:

         The following sentence is added above the TABLE OF SURRENDER CHARGES:

         If You surrender this policy for its Net Surrender Value, the applicable surrender charges will be reduced by 100 percent.

LIMITATIONS AND CONDITIONS

The Accounting Benefit Rider benefit will not apply if the policy is surrendered in conjunction with a replacement or Section 1035 Exchange.

TERMINATION

This rider will end on the first of the following events:

1.   We receive Your Notice to cancel this rider;

2.   Termination of Your policy;

3.   Your assignment of the policy, except as in item 4 below;

4.   Any change of ownership except:

     a. A change resulting from a merger, consolidation, or acquisition of Your assets unless the successor owner of the policy was Your wholly owned subsidiary on the date the ownership changed; or

     b. The successor owner of Your policy is a trust established by You for the purposes of providing employee benefits;

5. During the first 10 policy years, Your failure to pay (from the Policy Date to the most recent policy anniversary) the amount of premiums (less partial surrenders and loans) which is equal to or greater than the sum of the Planned Periodic Premium as shown on Your current Data Pages.




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                                    [GRAPHIC
                           OMITTED][GRAPHIC OMITTEDPrincipal Life
                                                   Insurance Company
                                                   Des Moines, Iowa 50392-0001